Exhibit 10.18
NANOSTRING TECHNOLOGIES, INC.
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment to Executive Employment Agreement (this “Amendment”) is made by and between Joseph Beechem (“Executive”) and NanoString Technologies, Inc., a Delaware corporation (the “Company” and together with Executive, the “Parties”) on the dates set forth below.
WHEREAS, the Parties previously entered into an employment agreement effective March 31, 2012, as amended December 27, 2012 (the “Employment Agreement”);
WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement related to severance benefits, as set forth below.
NOW, THEREFORE, for good and valuable consideration, the Parties agree that the Agreement is hereby amended as follows:
1.The Employment Agreement is hereby amended as follows:
A.The period at the end of the first sentence of Section 5(a) is replaced by the following:
“; provided, however, that if such Involuntary Termination occurs within twelve (12) months following a Change in Control (as defined in the Company’s 2013 Equity Incentive Plan), (i) Executive shall be entitled to a lump sum payment equal to Executive’s then-effective Base Salary and target bonus (less applicable withholding taxes) and (ii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents for a period of twelve (12) months following the date of Involuntary Termination, except that the right to future COBRA payments shall terminate the date upon which Executive ceases to be eligible for coverage under COBRA.”
B.Clause (A)(1) of Section 6(c) is hereby qualified in its entirety as follows: the continuance of Executive’s duties and responsibilities at the subsidiary or divisional level following a Change in Control, rather than at the parent, combined or surviving company level following such Change in Control shall not be deemed Good Reason within the meaning of clause (A)(1).
2.Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.
3.Entire Agreement. This Amendment and the Agreement (and any other documents referenced therein) constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof
4.Governing Law. This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).
(signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

EXECUTIVE	NANOSTRING TECHNOLOGIES, INC

By: /s/ Joseph Beechem	By: /s/ R. Bradley Gray
Name: Joseph Beechem	Name: R. Bradley Gray
Title: President & CEO
Date: October 30, 2017	Date: November 7, 2017